UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 28, 2026

CLEARSIGN TECHNOLOGIES CORPORATION

(Exact name of registrant as specified in charter)

Delaware	001-35521	26-2056298
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8023 E. 63rd Place, Suite 101

Tulsa, Oklahoma 74133

(Address of principal executive offices and zip code)

(918) 500-7312

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2 below).

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	CLIR	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On May 28, 2026, ClearSign Technologies Corporation (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Newbridge Securities Corporation (the “Underwriter”), relating to a firm-commitment underwritten public offering (the “Offering”), for the issuance and sale to primarily existing stockholders of the Company of 777,780 shares (the “Firm Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), at a public offering price of $4.33 per Firm Share, less underwriting discounts and commissions, pursuant to an effective registration statement on Form S-3 (File No. 333-288736) (the “Registration Statement”), including the prospectus forming a part of the Registration Statement, as supplemented by a preliminary prospectus supplement, dated May 28, 2026, and a final prospectus supplement, dated May 28, 2026, each filed with the Securities and Exchange Commission. Under the terms of the Underwriting Agreement, the Company also granted the Underwriter an option exercisable for thirty (30) days to purchase up to an additional 116,667 shares of Common Stock (the “Additional Shares,” and together with the Firm Shares, the “Public Securities”) from the Company at the Firm Share price, less underwriting discounts and commissions, to cover over-allotments.

The Company expects the net proceeds from the Offering to be approximately $2.94 million after deducting underwriting discounts and commissions and estimated Offering expenses. The Company intends to use the net proceeds from the Offering for working capital, research and development, marketing and sales, and general corporate purposes.

The Underwriting Agreement contains customary representations, warranties and agreements by the Company, customary conditions to closing, indemnification obligations of the Company and the Underwriter, including for liabilities under the Securities Act of 1933, as amended, various other obligations of the parties, and termination provisions. In addition, under the Underwriting Agreement, the Company agreed, subject to certain exceptions, not to offer, pledge, sell, contract to sell, sell any option, right or warrant to purchase, lend or otherwise transfer or dispose, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for shares of Common Stock, for a period of ninety (90) days from the date of the final prospectus supplement relating to the Offering, without the prior written consent of the Underwriter; provided, however, that the Company may sell shares of Common Stock pursuant to that certain At The Market Offering Agreement with H.C. Wainwright & Co., LLC following the date that is thirty (30) days after the date of the Underwriting Agreement. The Offering is expected to close on or about June 1, 2026, subject to the closing conditions contained in the Underwriting Agreement.

Pursuant to the Underwriting Agreement, the Company’s executive officers and directors entered into lock-up agreements substantially in the form included as an exhibit to the Underwriting Agreement, under which they agreed, subject to certain exceptions, not to sell, transfer or dispose of, directly or indirectly, any shares of Common Stock or securities convertible into or exercisable or exchangeable for shares of Common Stock for a period of ninety (90) days from the date of the final prospectus supplement relating to the Offering.

The above description of the Underwriting Agreement is qualified in its entirety by reference to the full text of the Underwriting Agreement, a copy of which is filed as Exhibit 1.1 hereto and is incorporated herein by reference.

Mitchell Silberberg & Knupp LLP, counsel to the Company, has issued an opinion to the Company, dated June 1, 2026, regarding the validity of the Public Securities. A copy of the opinion is filed as Exhibit 5.1 hereto.

Item 8.01	Other Events.

On May 28, 2026, the Company issued a press release announcing that it had launched the Offering, and on May 29, 2026, the Company issued a press release announcing that it had priced the Offering. The press releases are filed as Exhibits 99.1 and 99.2 to this Current Report on Form 8-K and are incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
1.1	Underwriting Agreement, dated as of May 28, 2026, by and between the Company and Newbridge Securities Corporation
5.1	Legal opinion of Mitchell Silberberg & Knupp LLP
23.1	Consent of Mitchell Silberberg & Knupp LLP
99.1	Press release, dated as of May 28, 2026
99.2	Press release, dated as of May 29, 2026
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 1, 2026

CLEARSIGN TECHNOLOGIES CORPORATION

By:	/s/ Colin James Deller
Name:	Colin James Deller
Title:	Chief Executive Officer